Exhibit 99.1

FOR IMMEDIATE RELEASE:                FOR MORE INFORMATION CONTACT:
July 1, 2002                          Media:     Annmarie Sartor 318-366-2069
                                                  annmarie.sartor@centurytel.com
                                      Investors: Tony Davis 318-0388-9525
                                                  tony.davis@centurytel.com

            CenturyTel Completes Purchase of Verizon's Alabama Local
                          Exchange Telephone Business

MONROE, La. ... CenturyTel (NYSE symbol: CTL) completed the acquisition of approximately 300,000 telephone access lines in Alabama from Verizon today.

     CenturyTel agreed Oct. 22, 2001, to pay Verizon nearly $2.16 billion in cash for its local telephone access lines in Alabama and Missouri. Together, these purchases comprise the largest acquisition in CenturyTel's history. The Missouri transaction is expected to be completed in the third quarter of 2002.

     "The Alabama and Missouri transactions will increase CenturyTel's access line ownership and annual telephone revenues by more than 35 percent," said Glen
F. Post, III, president and CEO of CenturyTel. "CenturyTel's strategy is to cluster our markets geographically to achieve operational and network efficiencies, and these acquisitions advance that plan."

     CenturyTel plans to release second quarter 2002 earnings results pre-market opening Thursday, July 25, and host a related conference call at 10:30 a.m. CDT that day. Interested parties can access the call via live Webcast over the Company's Web site at www.centurytel.com or by dialing 800.729.6845 five minutes prior to the start of the call.

     Additional information regarding replay of the conference call can be obtained at (www.centurytel.com).

     CenturyTel, Inc. provides communications services including local exchange, wireless, long distance, Internet access and data services to more than three million customers in 22 states. The company, headquartered in Monroe, Louisiana, is publicly traded on the New York Stock Exchange under the symbol CTL. CenturyTel is the 8th largest local exchange telephone company, based on access lines, in the United States.

     Visit CenturyTel's corporate Web site at (www.centurytel.com)